UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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PLX TECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

BALCH HILL PARTNERS, L.P. BALCH HILL CAPITAL, LLC SIMON J. MICHAEL MARTIN COLOMBATTO MICHAEL CORNWELL ROBERT R. HERB MARK SCHWARTZ DILIP SINGH BERNARD XAVIER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Balch Hill Partners, L.P., together with the other Participants named herein (collectively, “Balch Hill”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2012 annual meeting of stockholders (the “Annual Meeting”) of PLX Technology, Inc. (the “Company”).  Balch Hill has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On March 13, 2012, Balch Hill Partners, L.P. delivered the following letter to the members of the Company’s Board of Directors:

BALCH HILL CAPITAL, LLC
PO Box 7775
San Francisco, California 94120
Telephone:  (415) 474-7055     Fax:  (415) 276-4562

March 13, 2012

BY FACSIMILE AND OVERNIGHT COURIER

The Board of Directors
PLX Technology, Inc.
870 W. Maude Avenue
Sunnyvale, CA 94085

Dear Members of the Board,

Balch Hill Partners, L.P. currently owns 4,312,870 shares of PLX Technologies, Inc. (“PLX” or the “Company”), constituting approximately 9.7% of the outstanding common stock of PLX.  As one of the largest stockholders of the Company, we are deeply troubled by the Company’s disappointing operating performance and loss of stockholder value.  We believe that the Board’s ill-advised and poorly executed acquisition strategy is directly responsible for destroying stockholder value and believe that urgent change is needed at the Board level.

Instead of focusing the Company’s resources on its one valuable business, the Company’s PCI Express business, the Board has undertaken a series of acquisitions which have not only had a dilutive effect for stockholders but have also caused a significant decline in the Company’s share price and substantially weakened the Company’s financial performance.

In January 2009, PLX acquired Oxford Semiconductor, Inc. by issuing 9 million shares or approximately 32% of the Company’s then outstanding common stock.  If valued today, the consideration to acquire Oxford would be in excess of $30 million.  Yet, PLX recently sold its UK design team and certain other assets, comprising what we believe to be the bulk of what was originally acquired from Oxford Semiconductor, for $2.2 million.

In October 2010, PLX acquired Teranetics, Inc.  PLX paid a total consideration of $54 million comprised of cash, stock, and assumed debt for this 10 Gigabit Ethernet business with negligible revenues.  This was at a time when PLX’s entire market capitalization was approximately $134 million immediately prior to the acquisition.  Today, the 10 Gigabit Ethernet business is underperforming and consumes essentially all of PLX’s profits and cash flow.

Together, these two acquisitions have led to major equity dilution, increasing the Company’s share count from approximately 28 million to over 44 million shares, an increase of approximately 57%.  We estimate these acquisitions also consumed well in excess of $40 million in cash consideration, acquisition of debt, and operating losses.

PLX’s search for acquisition targets has also been a clear distraction to management, as has been the integration process following any such acquisitions.  This Board should immediately cease all potential acquisition activities.  We believe the Company must instead focus on improving PLX’s truly valuable business, the Company’s PCI Express business.

We believe immediate change at the Board level is necessary to end the erosion of stockholder value and to realize full value for the Company’s core assets.  We believe a reconstituted Board focused on reviewing all strategic options for the Company, including a sale of the Company is the best option for creating value for all stockholders of the Company.

Accordingly, Balch Hill Partners has nominated a slate of nominees for election to the Board at the Company’s 2012 Annual Meeting of Stockholders.  We believe our nominees have the broad range of relevant expertise and experience necessary to address the challenges currently facing the Company and to evaluate all strategic alternatives to improve stockholder value.  However, we believe it is in the best interests of stockholders to avoid the disruption and expense of a protracted proxy fight.  Therefore, we urge the Board to continue discussions with us regarding the composition of the Board in hopes of ultimately reaching a mutually agreeable resolution that will serve the best interests of all stockholders.

Sincerely,

Balch Hill Partners, L.P.

By:	Balch Hill Capital, LLC
General Partner

By:	/s/ Simon J. Michael
Name:	Simon J. Michael
Title:	Manager

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Balch Hill Partners, L.P. (“BH LP”), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2012 annual meeting of stockholders of PLX Technologies, Inc. (the “Company”).

BH LP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, TOLL-FREE AT (877) 285-5990 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

The Participants in the proxy solicitation are anticipated to be BH LP, Balch Hill Capital, LLC (“BH LLC”), Simon J. Michael, Martin Colombatto, Michael Cornwell, Robert R. Herb, Mark Schwartz, Dilip Singh, and Bernard Xavier (collectively, the “Participants”).

Information regarding the Participants, including their direct or indirect interests in the Company, by security holdings or otherwise, is contained in the Schedule 13D initially filed by BH LP with the SEC on February 7, 2012, as amended or may be amended from time to time (the “Schedule 13D”).  The Schedule 13D is currently available at no charge on the SEC’s website at http://www.sec.gov.  As of the date hereof, the Participants collectively own an aggregate of 4,343,976 shares of Common Stock of the Company, consisting of the following: (1) 4,312,870 shares owned directly by BH LP, (2) 15,000 shares owned directly by Mr. Michael, (3) 13,836 shares owned directly by Mr. Cornwell, (4) 1,000 shares owned directly by Mr. Herb, and (5) 1,270 shares owned directly by Mr. Xavier.  BH LLC, as the general partner of, and investment adviser to, BH LP, and Mr. Simon, as the sole manager of BH LLC, may be deemed to beneficially own the 4,312,870 shares owned by BH LP.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants is deemed to beneficially own the shares of common stock of the Company beneficially owned in the aggregate by the other Participants. Each of the Participants disclaims beneficial ownership of such shares of common stock except to the extent of his or its pecuniary interest therein.